Exhibit 10.84

[Share Pledge Agreement between Gupta Technologies, LLC and Fortress Credit Corp. regarding Gupta Technologies GmbH]

THIS SHARE PLEDGE AGREEMENT (the Agreement) is made on ●2 August, 2005 BETWEEN:

(1)	GUPTA TECHNOLOGIES, LLC, a Delaware limited liability company, with its registered office at ●Corporation Trust Center, 1209 Orange St., Wilmington, Delaware 19801, USA ●

(the Pledgor)

on one side; and

(2)	FORTRESS CREDIT CORP., a Delaware corporation ●with its address at 1251 Avenue of the Americas, New York, NY 10020●●

(the Collateral Agent);

(3)	FORTRESS CREDIT OPPORTUNITIES I LP, a Delaware corporation with its address at 1251 Avenue of the Americas, New York, NY 10020; and

(4)	the other FINANCE PARTIES as defined under Clause 1.1 (Definitions) below on the other side.

The Collateral Agent and each Finance Party (as defined below) are hereinafter referred to individually as an Pledgee and together as the Pledgees.

The Pledgor and the Pledgees (as defined below) are hereinafter collectively referred to as the Parties.

WHEREAS:

(A)	The Original Lender has agreed to make available to the Borrowers certain facilities on the terms of and subject to the Credit Agreement (each as defined below).

(B)	It is a condition to the Finance Parties (as defined below) making the facilities available that the Pledgor enters into this Agreement.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions In this Agreement:

Accession Agreement means an agreement by which a member of the Group becomes an Additional Borrower or an Additional Guarantor under the Credit Agreement after the date of execution of the Credit Agreement.

Additional Borrower means a member of the Group which becomes a borrower under the Credit Agreement after the date of execution of the Credit Agreement.

Additional Guarantor means any member of the Group which becomes a guarantor under the Credit Agreement after the date of execution of the Credit Agreement.

Agent means Fortress Credit Corp. in its capacity as agent under the Credit Agreement (as defined below).

Assignment and Assumption Agreement means an agreement by which a person becomes a New Lender under the Credit Agreement after the date of execution of the Credit Agreement.

Borrower means the Original Borrower or an Additional Borrower.

Business Day means a day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed, and when used in connection with any payment, the term Business Day shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

Collateral Agency Agreement means the collateral agency agreement dated on or about the date hereof between ●●Fortress Credit Corp. as Collateral Agent and Original Senior Lender and the Subordinated Noteholders.

Company means Gupta Technologies GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung), incorporated under the laws of the Federal Republic of Germany, with its corporate seat in Halbergmoos, Federal Republic of Germany, and being registered at the commercial register (Handelsregister) of the local court (Amtsgericht) of München under registration number HRB 89529.

Credit Agreement means the credit agreement dated on or about the date hereof providing for up to U.S. $ 50,000,000 term loan facilities between, amongst others, the Agent, the Original Borrower, the Original Guarantors and the Original Lender.

DEM means the former national payment unit (nationales Zahlungsmittel) in Germany prior to the introduction of the Euro.

Existing Shares means the shares as set forth in Clause 2.1(a).

Fee Letter means any letter entered into by reference to the Credit Agreement between one or more Finance Parties and the Original Borrower setting out the amount of certain fees to be paid in connection with the Credit Agreement.

Finance Document means:

(a)	the Credit Agreement;

(b)	each Security Document;

(c)	each Request;

(d)	a Fee Letter;

(e)	each Assignment and Assumption Agreement;

(f)	each Accession Agreement;

(g)	the Intercreditor Agreement;

(h)	the Collateral Agency Agreement;

(i)	the Warrant Agreement;

(j)	the Promissory Note; or

(k)	any other document designated as such by the Agent and the Original Borrower.

Finance Party means a Lender, the Agent or the Collateral Agent.

Future Shares means any and all shares in the capital of the Company issued in addition to the Existing Shares in whatever nominal value which the Pledgor may acquire in future in the event of an increase of the capital of the Company or otherwise.

Group means each of the Original Borrower and any of its Subsidiaries from time to time.

Guarantor means an Original Guarantor or an Additional Guarantor.

Intercreditor Agreement means the intercreditor agreement dated on or about the date hereof between, inter alia, the Original Lender, the Subordinated Noteholders, the Original Borrower and Fortress Credit Corp. as Collateral Agent.

Lenders means the Original Lender and each New Lender.

New Lender means Fortress Credit Opportunities I LP and any other bank, trust, fund or other entity to which rights and/or obligations under the Credit Agreement are assigned or transferred; or which assumes rights and obligations under the Credit Agreement, after the date of execution of the Credit Agreement.

Obligor(s) means a Borrower or a Guarantor.

Original Guarantor means each of the companies listed in Schedule 2 or any of their successors from time to time.

Original Borrower means Warp Technology Holdings Inc., a Nevada corporation, with its chief executive office at ●●151 Railroad Avenue, Greenwich, Conneticut 06830 and its registered agent being Pacific Corporate Services at 5844 South Pecos Road, Suite B, Las Vegas, Nevada 89120 and any of its successors in title from time to time.

Original Lender means each of the banks and financial institutions listed in Schedule 1 hereto and any of their successors in title from time to time.

Participating Member States means a member state of the European Communities that adopts the Euro as its currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

Pledge(s) means each of the pledges constituted under this Agreement.

Promissory Note means a promissory note delivered by a Borrower to a Lender or the Agent.

Request means a request for an advance to be made under the Credit Agreement.

Secured Claims means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Obligor to the Finance Parties (or any of them) under each or any of the Finance Documents, each as amended, varied, supplemented or novated from time to time, including any increases, in each case together with all costs, charges and expenses incurred by any Finance Party in connection with the protection, preservation or enforcement of its respective rights under the Finance Documents, as the case may be, or any other document evidencing or securing any such liabilities.

Security means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement entered into for the purpose of achieving a similar effect.

Security Documents means any and all present or future documents under which a party grants collateral with a view to secure claims of any Finance Party under the Credit Agreement.

Shares means the Existing Shares and the Future Shares.

Subordinated Noteholders means Crestview Capital Master, LLC and DCOFL, LDC.

Subsidiary means in relation to any person, any entity which is controlled directly or indirectly by that person or of whose dividends or distributions that person is entitled to receive more than fifty per cent. (50%) and any entity (whether or not so controlled) treated as a subsidiary in the latest financial statements of that person from time to time, and control for this purpose means the direct or indirect ownership of the majority of the voting share capital of such entity or the right or ability to direct management to determine the composition of a majority of the board of directors (or like board) of such entity, in each case whether by virtue of ownership of share capital, contract or otherwise.

Warrant Agreement means the warrant agreement dated on or about the date hereof made between Warp Technology Holdings, Inc. and Fortress Credit Corp.

1.2	Where the context so admits, the singular includes the plural and vice versa.

1.3	The headings in this Agreement are for convenience only and are to be ignored in construing this Agreement.

1.4	Whenever in this Agreement reference is made to the Collateral Agent such reference shall be deemed to be a reference to the Collateral Agent acting for its own behalf and as agent for and on behalf of the Pledgees, unless otherwise provided herein.

1.5	Any reference in this Agreement to a defined document is a reference to that defined document as amended, varied, supplemented or novated from time to time.

2.	PLEDGE

2.1	Pledged Shares

(a)	As at the time of execution of this Agreement, the Pledgor is the Company’s sole shareholder. The total registered share capital of the Company amounts to DEM50,000 (the Existing Shares).

(b)	The Existing Shares are fully paid up. There is no obligation for the Pledgor to make additional contributions.

2.2	Constitution of Pledge

(a)	The Pledgor hereby pledges the Shares to each of the Pledgees and to each future pledgee for their rateable and equally ranking interest as security.

(b)	Each of the Pledgees hereby accepts the Pledges. In addition the Collateral Agent accepts the Pledge for and on behalf of each future pledgee in relation to the Finance Documents, including without limitation the Credit Agreement, [and on behalf of any Hedging Bank] as proxy without power of attorney (Vertreter ohne Vertretungsmacht). Each future pledgee to whom a claim or part of a claim under any of the Finance Documents, including without limitation the Credit Agreement will be transferred in accordance with the relevant provisions of the Finance Documents, including without limitation the Credit Agreement, ratifies such acceptance for itself by accepting such transfer, thereby becoming a Pledgee. [Any Hedging Bank also ratifies such acceptance, thereby becoming a pledgee.] All Parties hereto confirm that the validity of the Pledges constituted hereunder shall not be affected by the Collateral Agent acting as proxy without power of attorney for each future pledgee.

(c)	The Pledge is in addition, and without prejudice, to any other Security which any and all of the Pledgees may now or hereafter hold in respect of the Secured Claims.

3.	SECURITY PURPOSE

The Pledges are constituted in order to secure the prompt and complete payment and discharge of any and all Secured Claims on the due date therefor.

4.	DIVIDENDS

4.1	Extent of the Pledge

The Pledges constituted by this Agreement include the present and future rights to receive:

(a)	dividends, if any, payable on the relevant Shares;

(b)	liquidation proceeds, consideration for redemption (Einziehungsentgelt), repaid capital in case of a capital decrease, any compensation in case of termination (Kündigung) and/or withdrawal (Austritt) of a shareholder of the Company, the surplus in case of surrender (Preisgabe) and all other pecuniary claims associated with the relevant Shares; and

(c)	the right to subscribe for newly issued Shares.

4.2	Entitlement to Receive Dividend Payments

Notwithstanding that the dividends are pledged hereunder, the Pledgor shall be entitled to receive and retain all dividend payments in respect of the Shares until the occurrence of an event which would entitle the Pledgees to enforce the security granted under this Agreement.

4.3	Pledgees’ Rights

Upon the occurrence of an event which would entitle the Pledgees to enforce the security granted under this Agreement:

(i)	dividends paid or payable other than in cash and other property received, receivable or otherwise distributed in respect of or in exchange for the Shares;

(ii)	dividends or other distributions paid or payable in cash in respect of the Shares in connection with the partial or total liquidation or dissolution or in connection with the reduction of capital, capital surplus or paid-in surplus; and

(iii)	cash paid, payable or otherwise distributed in respect of principal of, or in redemption of, or in exchange for the Shares,

shall be and shall forthwith be delivered to the Collateral Agent for itself and for the Pledgees to be held as Security and shall, if received by the Pledgor, be received as holder for the Pledgees and segregated from the other property or funds of the Pledgor and be forthwith delivered to the Collateral Agent for itself and for the Pledgees as Security in the same form as so received (with any necessary endorsement). Any further reaching obligations of the Company and/or the Pledgor in respect of the use of profits and/or dividends shall not be affected by this Clause 4.3.

5.	EXERCISE OF VOTING RIGHTS

5.1	Voting Rights

The voting rights resulting from the Shares remain with the Pledgor. The Pledgor, however, shall at all times until the full satisfaction of all Secured Claims or the release of the Pledge be required, in exercising its voting rights, to act in good faith to ensure that the Pledges are not in any way materially adversely affected.

5.2	Impairment

The Pledgor shall not take, or participate in, any action which impairs, or which would for any other reason be inconsistent with, the security interest of the Pledgees or the security purpose as described in Clause 3 hereof or defeat, impair or circumvent the rights of the Pledgees hereunder in each case in any material respect.

5.3	Information by Pledgor

The Pledgor shall inform the Collateral Agent without undue delay of all other actions concerning the Company which might materially adversely affect the security interest of the Pledgees. In particular, the Pledgor shall notify the Collateral Agent forthwith of any shareholders’ meeting at which a shareholders’ resolution is intended to be adopted which could have an adverse effect upon the Pledges. The Pledgor shall then allow the Collateral Agent or, as the case may be, its proxy or any other person designated by the Collateral Agent to attend all such shareholders’ meetings of the Company. Save for the provision contained in Clause 11.1 (Duration) hereof, the Collateral Agent ‘s right to attend the shareholders’ meeting shall lapse immediately upon complete satisfaction and discharge of the Secured Claims. In any event the Collateral Agent shall promptly receive, if and as soon as they are available, a copy of the convocation notice for such ordinary or extraordinary shareholders’ meeting setting forth the agenda and all applications and decisions to be taken, and the minutes of any such shareholders’ meeting.

6.	ENFORCEMENT OF PLEDGE

6.1	Pledgees’ Rights

(a)	If and when the requirements set forth in §§ 1273, 1204 et seq. of the German Civil Code (Bürgerliches Gesetzbuch) with regard to the enforcement of the Pledges are met (Pfandreife), in particular, if any of the Obligors has failed to pay any sum due and payable under the Secured Claims, then in order to enforce any/or all of the Pledges/or (any part thereof), the Pledgees acting through the Collateral Agent may at any time thereafter avail themselves of all rights and remedies that a pledgee has under the laws of the Federal Republic of Germany.

(b)	The Collateral Agent shall notify the Pledgor of the intention to realise any of the Pledges over the Shares not less than 5 (five) Business Days before the date on which the respective Pledge is intended to be realised. The Collateral Agent shall be entitled to have all the Shares sold at public auction without a prior court ruling (vollstreckbarer Titel). The Pledgor hereby expressly agrees that five (5) Business Days’ prior written notice to the Pledgor of the place and time of any such public auction shall be sufficient. The public auction may be held at any place in the Federal Republic of Germany which will be determined by the Collateral Agent. The Collateral Agent shall at all times until the full and complete satisfaction of all the Secured Claims take into consideration the legitimate interest of the Pledgor in exercising its rights and carrying out its duties under this Agreement.

(c)	If the Collateral Agent should seek to enforce any of the Pledges pursuant to, and in accordance with Clause 6.1(a) above, the Pledgor shall, at its own expense, render forthwith all assistance reasonably necessary in order to facilitate the prompt sale of the Shares or any part thereof and/or the exercise by the Collateral Agent of any other right the Pledgees may have under German law.

(d)	In case of enforcement of any Pledge, no rights of the Pledgees shall pass to the Pledgor by subrogation or otherwise unless and until all of the Secured Claims have been satisfied and discharged in full. Until then, the Collateral Agent shall be entitled to treat all enforcement proceeds as additional collateral for the Secured Claims, notwithstanding its right to seek satisfaction from such proceeds at any time.

6.2	Dividends

Provided that the requirements for enforcement referred to under Clause 6.1(a) above are met, all dividends and other payments, if any, which have been or will be made to the Pledgor and, as the case may be, all payments based on similar ancillary rights attributed to the Shares may be applied by the Collateral Agent in satisfaction in whole or in part of the Secured Claims notwithstanding the Pledgees’ right to treat such payments as additional collateral.

6.3	Voting Rights

Even if the requirements for enforcement referred to under clause 6.1(a) above are met, the Collateral Agent shall not, whether as proxy or otherwise, be entitled to exercise the voting rights attached to the Shares for itself and on behalf of the Pledgees. However, the Pledgor shall, upon the occurrence of an event which gives the Pledgees the right to enforce the Pledge constituted hereunder, have the obligations and the Pledgees shall have the rights set forth in clause 5.3 above regardless of which resolutions are intended to be adopted.

6.4	Collateral Agent’s Discretion

(a)	The proceeds resulting from the enforcement of the Pledge shall be applied by the Collateral Agent towards payment of the Secured Claims in accordance with the terms of the Finance Documents.

(b)	The Collateral Agent may determine which of several securities, if applicable, shall be used to satisfy the Secured Claims.

7.	WAIVER OF DEFENCES

The Pledgor hereby waives its rights of revocation (Anfechtbarkeit) and set-off (Aufrechenbarkeit) it may have pursuant to §§ 1211 and 770(1) and (2) of the German Civil Code (Bürgerliches Gesetzbuch). No failure to exercise, nor any delay in exercising, on the part of the Pledgees or any of them, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights or remedies provided hereunder are cumulative and not exclusive of any rights or remedies provided by law.

8.	UNDERTAKINGS OF THE PLEDGOR

8.1	Undertakings The Pledgor undertakes:

(a)	not to knowingly do or permit to be done, anything which might reasonably be expected to materially depreciate, jeopardise or otherwise directly or indirectly prejudice the value of the Shares or any interest therein without the prior written consent of the Lenders acting through the Collateral Agent;

(b)	obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorisations, approvals, licences and consents required in or by the laws and regulations applicable to enable the Pledgor to lawfully enter into and perform its obligations under this Agreement and to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement;

(c)	to notify the Collateral Agent promptly of any change in the shareholding in or the capital contributions to the Company;

(d)	to notify the Collateral Agent promptly of any event or circumstance which might reasonably be expected to have a material adverse effect on the security interest granted hereunder; and

(e)	to effect promptly any payments to be made in respect of the Shares.

8.2	Pledge over all Shares

The Collateral Agent may at all times for itself and for the Pledgees request to hold a pledge over all of the Shares held by the Pledgor or by any third party (and in the case of a merger an equivalent security interest over the shares in the surviving company) in accordance with all terms of this Agreement. The Pledgor will ensure that any new shareholder to the Company will pledge its share to the Lenders at the time it becomes a shareholder.

9.	REPRESENTATIONS AND WARRANTIES

The Pledgor represents and warrants to the Pledgees that:

(a)	at the date hereof the Company is validly existing and neither insolvent nor subject to any composition or insolvency proceedings;

(b)	the Existing Shares pledged hereunder are the only shares owned by the Pledgor in the Company in existence at the date hereof;

(c)	the Pledgor is not subject to any restriction of any kind with regard to the transfer of, or the granting of a pledge in, or any other disposal of, the Shares pledged by it hereunder, or with regard to the right to receive dividends on the Shares;

(d)	the Shares have not been transferred to or encumbered for the benefit of any third person;

(e)	all necessary corporate action has been taken and all consents have been obtained to authorise the entry into this Agreement; and

(f)	the Existing Shares are and the Future Shares will be fully paid in and there is no nor will there be any obligation for a shareholder to make additional contributions.

10.	INDEMNITY

10.1	Liability for Damages

Neither the Collateral Agent nor the Pledgees shall be liable for any loss or damage suffered by the Pledgor save in respect of such loss or damage which is suffered as a result of the negligence or wilful misconduct of the Collateral Agent or the Pledgees.

10.2	Indemnification

The Pledgor will indemnify the Collateral Agent and each of the Pledgees and keep the Collateral Agent and each of the Pledgees in accordance with and to the extent required by the provisions of the Finance Documents indemnified against any losses, actions, claims, expenses, demands and liabilities which may be incurred by or made against the Collateral Agent and each of the Pledgees for anything done or omitted in the exercise or purported exercise of the powers contained herein and occasioned by any breach of the Pledgor of any of its obligations or undertakings herein contained other than to the extent that such losses, actions, claims, expenses, demands and liabilities are incurred or made against the Collateral Agent and each of the Pledgees as a result of the gross negligence or wilful misconduct of the Collateral Agent and each of the Pledgees.

11.	DURATION AND INDEPENDENCE

11.1	Duration

This Agreement shall remain in full force and effect until complete payment and discharge in full of the Secured Claims. None of the Pledges shall cease to exist, if any payments made in satisfaction of the Secured Claims have only temporarily discharged the Secured Claims.

11.2	Continuing Security

This Agreement shall create a continuing security and no change or amendment whatsoever in any Finance Document or in any document or agreement related thereto shall affect the validity or the scope of this Agreement nor the obligations which are imposed on the Pledgor pursuant to it.

11.3	Independence

This Agreement is independent from any other Security or guarantee which may have been or will be given to any or all of the Pledgees with respect to any obligation of the Obligors. None of such other securities shall prejudice, or shall be prejudiced by, or shall be merged in any way with, this Agreement.

12.	COSTS AND EXPENSES

The Pledgor shall promptly on demand pay or procure that the other Obligors pay the Collateral Agent or the other Pledgees all reasonable costs, charges, fees and expenses incurred by the Pledgees or any of them in connection with the preparation, execution and enforcement (including fees for legal advice) of this Agreement.

13.	PARTIAL INVALIDITY; WAIVER

13.1	Invalidity

If any provision of this Agreement or part thereof should be or become invalid or unenforceable, this shall not affect the validity of the remaining provisions hereof. The invalid or unenforceable provision shall be replaced by that provision which best meets the intent of the replaced provision.

In particular none of the Pledges shall be affected, and each of them shall in any event extend to any and all Shares in the Company held by the Pledgor even if the number or nominal value of the Existing Shares or the aggregate share capital of the Company as stated in Clause 2.1(b) above are inaccurate and deviate from the actual facts.

13.2	Waiver

No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or the Pledgees (or any of them), any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies provided hereunder are cumulative and not exclusive of any rights or remedies provided by law.

14.	AMENDMENTS

Changes to and amendments of this Agreement including this Clause 14 shall be made in writing, and to the extent required by law, in notarial form.

15.	RELEASE OF SECURITY

Upon complete payment and discharge of all Secured Claims the Collateral Agent, acting for itself and on behalf of each of the Pledgees, shall confirm to the Pledgor upon its request that the Shares are released from the Pledges. Each of the Pledgees hereby irrevocably authorises (bevollmächtigt) the Collateral Agent to give the confirmation of the release on its behalf.

16.	NOTICES AND THEIR LANGUAGE

16.1	Notices

Any notice or other communication under or in connection with this Agreement to the Pledgor or the Collateral Agent for itself or on behalf of the Pledgees must be in writing and shall be delivered personally, by post or facsimile and shall be sent to the address or facsimile number of the party, and for the attention of the individual, as set forth in Schedule 3 hereto, or such other address or facsimile number as is notified by that party for this purpose to the other party from time to time.

16.2	Language

Save for the notice pursuant to § 16 of the German Limited Liability Companies Act (GmbH-Gesetz) and the notice pursuant to § 1280 of the German Civil Code (Bürgerliches Gesetzbuch) and unless otherwise required by statutory German law any notice or other communication under or in connection with this Agreement shall be in the English language or, if in any other language, accompanied by a translation into English. In the event of any conflict between the English text and the text in any other language, the English text shall prevail, except that where a German translation of a legal term appears in such text, the German translation shall apply.

17.	APPLICABLE LAW; JURISDICTION

17.1	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany.

17.2	Jurisdiction

The place of jurisdiction for all Parties shall be Frankfurt am Main, Federal Republic of Germany. The Pledgees, however, shall also be entitled to take legal action against the Pledgor before any other competent court of law having jurisdiction over the Pledgor or any of its assets.

18.	NOTIFICATION

The Pledgor and the Collateral Agent hereby instruct and the Pledgor authorises the undersigned public notary to notify in the Pledgor’s name the Company of the Pledge pursuant to, and in accordance with, § 16 of the German Limited Liability Companies Act (GmbH-Gesetz) and § 1280 of the German Civil Code (Bürgerliches Gesetzbuch) by means of forwarding a certified copy of this Agreement to the Company by registered mail (return receipt requested).

GUPTA TECHNOLOGIES, LLC
Title:	/s/ Brian Sisko
Brian Sisko
Authorized Signatory
/s/ Ernest Mysogland
Ernest Mysogland
Authorized Signatory
Collateral Agent
FORTRESS CREDIT CORP.
By:/s/ Marc K. Furstein
Name: Marc K. Furstein
Chief Operating Officer